                                  Exhibit 99.1
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       BOSTON LIFE SCIENCES COMPLETES $10 MILLION COMMON STOCK PLACEMENT
                   WITH LEADING EUROPEAN BIOTECHNOLOGY FUND

JUNE 2, 2000, Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced today that a direct private placement of $10 million in common stock has been completed with the Pictet Global Sector Fund-Biotech, which currently has approximately $850 million in assets. The fund is advised by Mr. Michael Sjostrom of Pictet & Cie, Geneva. Pictet & Cie is the foremost Swiss private bank with over $100 billion in assets under management.

The Company's CEO and President, David Hillson commented, "We are extremely gratified to have a preeminent, knowledgeable international institutional investor take a sizable equity position in our company. Pictet has demonstrated its ability to identify value in the biotechnology sector, as evidenced by the stellar investment performance of its biotech fund over the last three years. The equity financing, completed at a market related price, follows our listing on the Nasdaq National Market earlier this month. We believe this investment confirms the growing institutional interest in the Company's potential."

"This new investment has raised our cash level to approximately $25 million and will enable us to feel comfortable with a moderately increased burn rate as our portfolio of central nervous system programs continues to both expand and mature. We expect the next eighteen months of clinical activity to enable us to accomplish a number of important milestones, including:

   . Submission of a New Drug Application (NDA) seeking approval for Altropane as a diagnostic for the early detection of Parkinson's Disease (PD)
   . Completion of one Phase II and two Phase III studies in adults of Altropane as a diagnostic for Attention Deficit Hyperactivity Disorder
      (ADHD)
   . Initiation of Phase I studies in AF-1 or Inosine in stroke or spinal cord injury
   . Pre-clinical studies on Flouratec, a technetium-based diagnostic for PD and ADHD; and BLS-0597, a therapeutic for PD, ADHD and other CNS disorders
   .  Initiation of a Phase I study for Troponin in metastatic cancer

While our burn rate has remained at roughly $7 million annually over the last several years, the increasingly rapid maturation of our CNS portfolio will result in an increase to about $9 million for 2000," added Mr. Hillson.

Under the terms of the financing, the Company issued 1,405,956 shares of common stock to Pictet, and will receive all of the $10 million investment since no fees were involved. The effective purchase price of $7.113 per share was based on the weighted average sales price for the ten trading days ending May 26, 2000. A total of 500,000 warrants were also issued in two classes, some exercisable to purchase shares of common stock at $8.00; and some exercisable at $10.00. The Company is obligated to file a registration statement covering the resales of common stock, including those shares issuable upon exercise of the warrants, within thirty days of closing. For the complete details of the financing, investors should read the current report on Form 8-K to be filed with the Securities and Exchange Commission.

About Pictet & Cie

Founded in 1805, Pictet is one of Switzerland's leading private banks with over $100 billion of assets under management. Employing more than 1,400 people including over 200 investment professionals, the Pictet Group is headquartered in Geneva and has offices in London, Zurich, Lausanne, Luxembourg, Montreal, Hong Kong, Singapore, Tokyo, Rio de Janeiro and Nassau. Pictet's Global Sector Fund-Biotech currently has more than $850 million under management. For more information, visit their website at www.pictet.com.

About Boston Life Sciences, Inc.

BLSI is developing novel diagnostics and therapeutics for Parkinson's Disease
(PD) and Attention Deficit Hyperactivity Disorder (ADHD) as well as treatments for cancer, autoimmune disease, and central nervous system disorders. BLSI's products in development include: Altropane, a radioimaging agent for the diagnosis of PD and ADHD; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; novel therapies for the treatment of PD and ADHD; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company's products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.

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FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors                                                      Corporate                      Media
Maria Zapf                           Brandon Lewis             Boston Life Sciences, Inc.     Jim Weinrebe
Boston Life Sciences, Inc.           The Trout Group           Marc Lanser, MD                Schwartz Communications
617.425.0200, ext.17                 212.477.9007, ext. 15     Chief Scientific Officer       781.684.0770
www.bostonlifesciences.com           www.troutgroup.com        617.425.0200                   www.schwartz-pr.com